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                         GIBSON, DUNN & CRUTCHER LLP
                                    LAWYERS
                             ONE MONTGOMERY STREET
                                 TELESIS TOWER
                     SAN FRANCISCO, CALIFORNIA 94104-4505

                                   ---------

                                (415) 393-8200
                          FACSIMILE: (415) 986-5309


                         ______________________, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  WELLPOINT HEALTH NETWORKS, INC./FORM S-3 REGISTRATION STATEMENT


Ladies and Gentlemen:

     We have acted as counsel to WellPoint Health Networks Inc., a Delaware corporation (the "Company"), with respect to the issuance of this opinion relating to: (i) the proposed offering by California HealthCare Foundation (the "Selling Shareholder") of up to 10,350,000 shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock"); and (ii) the proposed offering by the Company of up to $327,750,000 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due 2019 (the "Debentures") and the shares of Common Stock issuable upon conversion of the Debentures (the "Conversion Shares").

     For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

     On the basis of and in reliance upon the forgoing examinations and assumptions, we are of the opinion that:

     (1) The Shares have been duly and validly authorized by the Company, and when issued and delivered in accordance with the terms of the applicable underwriting agreements will be fully paid and non-assessable shares of Common Stock;

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     (2)  The Debentures have been duly and validly authorized by the
Company, and when issued and delivered in accordance with the terms of the applicable underwriting agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, dated as of _____________, by and between the Company and the Bank of New York, as trustee under which the Debentures were issued (the "Indenture"); and

     (3) The Conversion Shares, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     Our opinions set forth in numbered paragraphs 2 and 3 above are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or prior to the time of the delivery of any of the Conversion Shares: (a) at the time any of the Debentures are offered or sold,
(i) the Registration Statement on Form S-3 to which this opinion is an exhibit (the "Registration Statement") will be effective, and (ii) all applicable "Blue Sky" and state securities laws will have been complied with; and (b) the Indenture has been qualified under the Trust Indenture Act of 1933, as amended.

     Our opinion set forth in numbered paragraph 2 above is subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors' rights generally, (ii) general principles of equity that may limit the enforceability of any of the remedies, covenants or other provisions of the Debentures and the Indenture, and (iii) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or effect the enforcement of creditors' rights generally.

     We express no opinion as to (i) any provision of the Debentures or the Indenture regarding the remedies available to any person (A) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Debentures or the Indenture, or (B) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Debentures or the Indenture; or (ii) any provision of the Debentures or the Indenture that may provide for interest on interest or penalty interest.

     This opinion is limited to California, New York and federal law.

     This opinion may not be quoted in whole or in part without our prior written consent.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus relating to the issuance of the Shares and in the prospectus relating to the issuance of the Debentures and the Conversion Shares, each of which forms a part of the Registration Statement.

                                       Very truly yours,


                                       GIBSON, DUNN & CRUTCHER LLP















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